UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.)

Filed by the Registrant [   ]

Filed by a Party other than the Registrant [X]

Check the appropriate box:
[_] Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_] Definitive Proxy Statement
[X] Definitive Additional Materials
[X] Soliciting Material under Rule 14a-12

Surge Global Energy, Inc.

(Name of Registrant as Specified In Its Charter)

Jeffrey L. Bernstein
David M. Chester
Mark C. Fritz
Barry Nussbaum
E. Jamie Schloss
Ori L. Zemer
Tal Zemer
Zemer Family Trust Dated 12/21/1993

(Name(s) of Person Filing Proxy Statement, if other than Registrant)

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EXPLANATORY NOTE

This filing is in connection with the Preliminary Proxy Solicitation (PREC14A) material filed with the Securities and Exchange Commission on October 29, 2007 by a group of Surge Global Energy, Inc. shareholders.  The information below is contained on a website created by such shareholders to aid in their solicitation process.

SurgeGlobalShareholders.com is a website created by eight concerned shareholders (the “Concerned Shareholders”) of Surge Global Energy, Inc., a Delaware corporation (hereafter referred to as "SRGG").

SRGG is listed on the OTC Bulletin Board with the symbol of SRGG or on message boards as SRGG.OB.

This website has been created as a forum for the Concerned Shareholders to provide information to all SRGG shareholders regarding certain past events which we believe have contributed to SRGG's current depressed share price; to aid in our solicitation of proxies to elect a new Board of Directors; and to explain the need for new management and new company direction.

On October 12, 2007, the Concerned Shareholders filed a Form 13D/A stating they would vote and act together to attempt to change the direction of SRGG through various means, including nominating and voting for a new Board of Directors for SRGG.

By correspondence dated October 13, 2007, the Shareholders nominated six new directors by notifying SRGG in writing, as required by the SRGG By-laws.

On October 29, 2007, a detailed Proxy Information Form PREC14A (the “Proxy Information Form”) was filed by the Concerned Shareholders with the Securities and Exchange Commission (the “SEC”) - a copy of which is available on the Information Page of this website or on the SEC’s website at www.sec.gov.

In the Proxy Information Form, the Concerned Shareholders began the proxy solicitation process and publicly announced their proposed slate of six new Directors to serve if elected at SRGG's 2007 annual shareholder meeting scheduled January 14, 2008 in San Diego, California. A copy of the Proxy Information Form is available on the Information Page of this website or on the SEC’s website at www.sec.gov.

The Concerned Shareholders have neither distributed, nor filed with the SEC, any proxy card and they are not seeking any proxies at this time. The Concerned Shareholders intend to file a definitive proxy statement in the future, and at that time they will distribute proxy cards and solicit proxies from SRGG shareholders.

The Concerned Shareholders’ proposed new Directors are:  Barry Nussbaum, E. Jamie Schloss, Steve Hamilton, Lionel Pober, Jeffrey Bernstein and Kelly Kilgore. Detailed biographies, age, experience, and related information regarding each of the proposed new Directors are included in the Proxy Information Form. For your convenience, the proposed new Directors will be referred hereafter as the "NEW BOARD NOMINEES " - as opposed to the returning Board proposed by current management of SRGG.

In the future, this website will also provide information on the NEW BOARD NOMINEES' stated plans to improve management of SRGG's business affairs; to reduce operating losses; to seek new opportunities in the oil and gas business; and to protect and increase SRGG shareholders’ value. If the NEW BOARD NOMINEES are elected, and are successful in implementing their stated plans, we believe their actions will be applauded by the market and SRGG stock may begin to reverse its slide in value over the past two years.

We urge all SRGG shareholders to contact the Concerned Shareholders or any of the NEW BOARD NOMINEES by filling out the form on the Contact Page, to ask any questions; provide information; voice opinions; communicate with the proposed NEW BOARD NOMINEES; and to further the goals set forth above.

Thank you.

CONCERNED SRGG SHAREHOLDERS

WE ENCOURAGE ALL SRGG SHAREHOLDERS TO CAREFULLY READ THE PROXY INFORMATION FORM ON THIS WEBSITE UNDER “INFORMATION” OR ON THE SEC’S WEBSITE AT WWW.SEC.GOV.

Investor Information

SRGG shareholders are urged to read the Schedule 13D/A and the Proxy Information Form filed by the Concerned Shareholders with the SEC and any other relevant materials filed with the SEC by the Concerned Shareholders, because they contain, or will contain, important information about the Concerned Shareholders and the New Board Nominees. These materials and other relevant materials (when they become available) and any other documents filed by the Concerned Shareholders with the SEC, may be obtained for free at the SEC's website at www.sec.gov.

Not a Proxy Statement

This website is not a proxy statement or a solicitation of proxies from the holders of common stock of SRGG. Any solicitation of proxies will be made only by the proxy statement that will be mailed to all shareholders of SRGG. All shareholders of SRGG are urged to read the proxy statement because it contains important information about the Concerned Shareholders and the New Board Nominees.